SeedInvest DietBet is "testing the waters" for the first Mini-IPO. They have over $3M committed from 900 people already today. https://lnkd.in/eux-PCg

WayBetter

seedinvest.com Pioneering a new approach to behavior change

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Stephen Borden, Aaron Kellner +3

SeedInvest Over $4.5M in commitments from 1,900 people in less than 24 hrs so far...
5 days ago